Exhibit 21.1
List of Subsidiaries

Name	Jurisdiction
Alpine Funding LLC Delaware	Delaware
Arbor Funding LLC Delaware	Delaware
SIC RT1 LLC Delaware	Delaware
SIC AAR LLC Delaware	Delaware
SIC Investment Holdings LLC	Delaware